Exhibit 99.1


                         [CHARLES & COLVARD LETTERHEAD]



For Immediate Release                Press Contact: Jessica Blue, Richard French
                                     & Associates:  919-832-6300
                                     Investor contact:  Bob Thomas, President &
                                     CEO, Charles & Colvard, Ltd.:  919-468-0399

                           Charles & Colvard Announces
                          Extension of Rights Offering


MORRISVILLE, N.C., February 15, 2001 -- Charles & Colvard, Ltd. (Nasdaq: CTHR) today announced that it is extending the expiration date of its offering of common stock pursuant to nontransferable subscription rights until 5 p.m., Eastern Standard Time, on February 16, 2001, unless further extended. As of the February 14, 2001, in excess of $5 million in subscriptions had been received by the subscription agent. Also, the subscription agent had received in excess of $1 million in additional funds for which subscription documents had not been received.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that State.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, became a public company in 1997. For more information, please access www.moissanite.com.

This press release contains forward-looking statements that relate to the company's future plans and objectives. These statements are subject to numerous risks and uncertainties, including without limitation the limited operating history upon which the company and its prospects can be evaluated, the need for further development of the company's products, the company's reliance on Cree, Inc. as a developer and supplier of silicon carbide crystals, the small size of the current market for the company's products and uncertainty of market acceptance and demand for such products in the future. These and other risks and uncertainties, which are detailed in the company's filings with the SEC including Forms 10-K and 10-Q, could cause actual results and developments to be materially different from those expressed or implied by any of the forward-looking statements included in this press release.

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